UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2007

Website Pros, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51595	94-3327894
(State or other jurisdiction		(IRS Employer
of incorporation)	(Commission File Number)	Identification No.)

12735 Gran Bay Parkway West, Building 200, Jacksonville, FL	32258
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (904) 680-6600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

Agreements with Employees

Jeffrey Stibel, Vikas Rijsinghani and William Borzage have entered into employment agreements with Website Pros, Inc. (“Website Pros”) that became effective on September 30, 2007, upon the closing of the Merger described in detail under Item 2.01 below. The employment agreements have an indefinite term, and either Website Pros or the executives may terminate the employment agreements at any time for any reason. A summary of the material terms of the new employment agreements follows:

Title and Salary.   Mr. Stibel’s title is President, and his an annual base salary is $325,000. Mr. Rijsinghani’s title is Chief Technical Officer, and his annual base salary is $180,000.  Mr. Borzage’s title is Senior Vice President, Marketing, and his annual base salary is $150,000.

Annual Bonus.   Each of Messrs. Stibel, Rijsinghani and Borzage is eligible to earn an annual incentive bonus. The annual target bonus amount will be set at 60%, 40% and 30%, respectively, of their annual base salary.

Benefits.   Each of Messrs. Stibel, Rijsinghani and Borzage is eligible to participate in the standard benefit programs that Website Pros may have in effect from time to time, including participation, at the discretion of Website Pros’ board of directors, in the Website Pros, Inc. 2005 Equity Incentive Plan.

Relocation.   Each of Messrs. Stibel, Rijsinghani and Borzage has agreed to relocate their primary work location to the Website Pros’ corporate headquarters in Jacksonville, Florida, following the closing of the merger and their families’ primary residences to the Jacksonville metropolitan area by March 31, 2008. Each has further agreed that such relocation will not give rise to a right to resign for good reason under their respective employment agreements with Website Pros. Each executive will be entitled to relocation payments and benefits for expenses reasonably incurred in the relocation process (which, in the case of Mr. Stibel, are capped at $100,000).

In addition, each of Messrs. Stibel, Rijsinghani and Borzage is eligible to earn an additional relocation bonus. Mr. Stibel is eligible to earn a relocation bonus in an amount to be determined by Website Pros, payable as to 50% of the amount payable upon the executive’s relocation of his family’s residence and 50% payable upon the executive’s sale of his existing family residence. Mr. Rijsinghani is eligible to earn a relocation bonus of $90,000, payable in full within 15 days following the date he purchases a family residence in or near Jacksonville.  Mr. Borzage is eligible to earn a relocation bonus of $75,000, payable in full within 15 days following the date he purchases a family residence in or near Jacksonville.

In each case, payments of the relocation bonus are subject to forfeiture on a pro rata basis if the executive terminates his employment with Website Pros without good reason, of if Website Pros terminates the executive’s employment for cause, within 12 months following the date on which such amount was paid, in the case of Mr. Stibel, and within 12 months following the effective date of his relocation, in the case of Messrs. Rijsinghani and Borzage. In the event of any other termination of the executive’s employment prior to 12 months following the date on which such amount was paid, in the case of Mr. Stibel, and within 12 months following the effective date of his relocation, in the case of Messrs. Rijsinghani and Borzage, and subject to the executive’s execution of a release of claims and observation of his continuing obligations to Website Pros, the executive will not be required to forfeit any amount of the relocation bonus. However, these amounts will be offset against, and reduce on a dollar-for-dollar basis, the amount of the severance benefits (as described below), if any, owed by Website Pros to executive.

Agreement to Hold Shares.   Mr. Stibel has agreed to not sell or otherwise transfer 80% of the shares of Web.com (including shares of Website Pros common stock issued upon conversion thereof in the merger) and Website Pros common stock that he may acquire from time to time upon the exercise of his stock options until the earliest of (i) July 30, 2008, (ii) the effective date of a change of control of Website Pros and (iii) in the event of a termination of his employment, the date on which his release of claims against Website Pros becomes effective.

Mr. Rijsinghani has agreed to not sell or otherwise transfer 65,000 of the shares of Web.com (including shares of Website Pros common stock issued upon conversion thereof in the merger) and Website Pros common stock that he may acquire from time to time upon the exercise of his stock options from the date of the merger agreement until the earliest of (i) September 30, 2008, (ii) the effective date of a change of control of Website Pros and (iii) in the event of a termination of his employment, the date on which his release of claims against Website Pros becomes effective.

Mr. Borzage has agreed to not sell or otherwise transfer 80% of the shares of Web.com (including shares of Website Pros common stock issued upon conversion thereof in the merger) and Website Pros common stock that he may acquire from time to time upon the exercise of his stock options until the earliest of (i) September 30, 2008, (ii) the effective date of a change of control of Website Pros and (iii) in the event of a termination of his employment, the date on which his release of claims against Website Pros becomes effective.

Severance Benefits.   Subject to the executive’s execution of an effective release of claims in favor of Website Pros, and the executive’s observation of his continuing obligations to Website Pros following termination, Messrs. Stibel, Rijsinghani and Borzage will be eligible to receive severance benefits, as follows:

Termination Prior to September 30, 2008 (the First Anniversary of the Closing)

•       If Mr. Stibel’s employment is terminated by Website Pros without cause or by Mr. Stibel for good reason (certain material adverse changes in the terms and conditions of his employment), and such termination occurs prior to September 30, 2008, Mr. Stibel will receive a lump sum cash severance payment equal to eighteen (18) months of his then-current base salary plus $212,640, each of his then-outstanding, unvested equity awards will become fully vested, and Website Pros will reimburse him for continued health insurance premiums for up to 12 months.

•       If Mr. Rijsinghani’s employment is terminated by Website Pros without cause or by Mr. Rijsinghani for good reason, and such termination occurs prior to September 30, 2008, Mr. Rijsinghani will receive a lump sum cash severance payment equal to twelve (12) months of his then-current base salary, each of his then-outstanding, unvested equity awards will become fully vested, and Website Pros will reimburse him for continued health insurance premiums for up to 6 months.  If Mr. Borzage’s employment is terminated by Website Pros without cause or by Mr. Borzage for good reason, and such termination occurs prior to September 30, 2008, Mr. Borzage will receive a lump sum cash severance payment equal to six (6) months of his then-current base salary and each of his then-outstanding, unvested equity awards will become fully vested.

Termination On or After September 30, 2008

•       If Mr. Stibel’s employment is terminated by Website Pros without cause or by Mr. Stibel for good reason, and such termination occurs on or after September 30, 2008, Mr. Stibel will receive a lump sum cash severance payment equal to eighteen (18) months of his then-current base salary plus 150% of the prior year’s bonus actually earned, each of his then-outstanding, unvested equity awards will become vested as to the number of shares that would have vested in the 18 months following termination, and Website Pros will reimburse him for continued health insurance premiums for up to 18 months.

•       If either Mr. Rijsinghani or Mr. Borzage is terminated on or after September 30, 2008, they will be eligible to receive severance only under the terms of the Website Pros Executive Severance Benefit Plan (which is on file with the Securities and Exchange Commission and is an exhibit to Website Pros’ Annual Report on Form 10-K for the year ended December 31, 2006). Mr. Stibel is not eligible to participate in the Executive Severance Plan.

Any lump sum severance benefits owed to the executives under the employment agreements will be paid within ten (10) business days following the date on which the executive’s release of claims against Website Pros becomes effective, but in no event later than March 15 of the year following the year in which termination occurs. All severance benefits offered to the executives under their employment agreements will be offset against any amounts owed to the executive under applicable laws governing payments upon a reduction in force (such as the Worker Adjustment and Retraining Notification Act) and under any other company plan or policy providing for compensation and benefits following a termination of employment.

Change of Control Benefits.   If Website Pros undergoes a change of control, then all of Mr. Stibel’s then-outstanding, unvested equity awards will become fully vested.

Reduction of Benefits under Code Section 280G.   If any payment or benefit (including but not limited to payments and benefits pursuant to the new employment agreements) that the executives may receive in connection with a change in control would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and (ii) be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive will only receive the largest portion of the payments that would result in no portion of the Payments being subject to the excise tax.

Conditions to Employment.   As a condition to employment, each of Messrs. Stibel, Rijsinghani and Borzage must enter into Website Pros’ standard form of proprietary information and inventions assignment agreement as well as a noncompetition agreement. Under the terms of the noncompetition agreements, Messrs. Stibel, Rijsinghani and Borzage agreed, among other things and subject to certain exceptions, not to, directly or indirectly, engage in competition with respect to Web.com’s products and services, each as further described in the agreements, at any time within three years following the effective time of the merger, within the United States its possessions and territories. Messrs. Stibel, Rijsinghani and Borzage further agreed, subject to certain exceptions, to not directly or indirectly, solicit, attempt to solicit, induce or attempt to induce any person or entity to terminate their employment or other relationship with Website Pros or any of its affiliates.

Agreements with Former Directors of Website Pros and Web.com

Effective September 30, 2007, G. Harry Durity resigned his position on Website Pros’ board of directors in connection with the Merger.  In connection with Mr. Durity’s resignation and in recognition of his service to Website Pros, the board of directors has modified the equity grants held by Mr. Durity so that any restricted stock and any options to purchase Website Pros common stock held by him immediately prior to the closing to the Merger became fully vested and extended the time period in which Mr. Durity would have to exercise any stock option to the end of the term of each such option.

Effective September 30, 2007, John B. Balousek, John Patrick Crecine, Efrem Gerszberg, Seymour Holtzman, Robert T. Slezak, and Robert Lee (who are former directors of Web.com) ceased to be directors of Web.com.  Under the terms of the Web.com options held by these directors prior to the Merger (which converted into options to purchase common stock of Website Pros) these options were required to be exercised, if at all, within 30 days after such former directors ceased to be directors.  Effective, September 30, 2007, the term of each of these was extended to September 30, 2008.

Item 2.01 Completion of Acquisition or Disposition of Assets

                On September 30, 2007, Website Pros completed the transactions contemplated by that certain Agreement and Plan of Merger and Reorganization executed on June 26, 2007 (the “Merger Agreement”) by and among Website Pros, Augusta Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Website Pros (“Merger Sub”) and Web.com, Inc., a Minnesota corporation (“Web.com”) (the “Merger Agreement”) pursuant to which Web.com merged with and into Merger Sub (the “Merger”). The Merger was approved by the stockholders of Website Pros and the shareholders of Web.com on September 23, 2007.  In consideration for the Merger, shareholders of Web.com received either (a) to the extent the shareholder made an effective cash election with respect to the shares of Web.com common stock held by such shareholder, approximately $2.36749 per share of Web.com common stock and approximately 0.43799 shares of common stock of Website Pros for each share of common stock of Web.com and (b) to the extent the shareholder made an effective stock election, or made no election, with respect to the shares of Web.com common stock held by such shareholder, 0.6875 shares of common stock of Website Pros for each share of Web.com common stock. In the aggregate, Website Pros issued approximately 9.15 million shares of Website Pros stock and paid $25 million in cash to Web.com shareholders. In addition, under the terms of the Merger Agreement, a stock option to purchase shares of Web.com converted into and became an option to purchase Website Pros common stock, and Website Pros assumed such option in accordance with the terms of the stock option plan or agreement under which that option was issued, subject to an option exchange ratio calculated in accordance with the Merger Agreement.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective September 30, 2007, Jeffrey M. Stibel, 34, was appointed to the board of directors of Website Pros.  Mr. Stibel will also assume the title of President.  From August 2005 until joining Website Pros in connection with the Merger, Mr. Stibel was the President and Chief Executive Officer of Web.com, Inc. and a member of its board of directors.  From August 2000 to August 2005, Stibel held executive positions at United Online, Inc. (NASDAQ: UNTD), a technology company that owns and operates branded ISPs (NetZero, Juno and BlueLight Internet) and Web services (Classmates.com, MySite, PhotoSite and FreeServers).  Mr. Stibel currently serves on the board of directors for Autobytel (NASDAQ: ABTL) and several private companies. He also serves on the board of Brown University’s Entrepreneurship Program and Tufts University’s Gordon Center for Leadership.  Mr. Stibel received a master’s degree from Brown University and studied business and brain science at MIT’s Sloan School of Management and at Brown University, where he was a Brain and Behavior Fellow. Mr. Stibel has not been appointed to any committee of Website Pros’ board of directors.

On September 30, 2007, Alex Kazerani, 34, was appointed to the board of directors of Website Pros.  From August 2005 until joining the Website Pros board of directors in connection with the Merger, Mr. Kazerani served on Web.com’s board of directors. Mr. Kazerani is currently Chief Executive Officer of EdgeCast Networks Inc., where he has served since August of 2006. Prior to co-founding EdgeCast, he was the Chairman and CEO of KnowledgeBase.net, A hosted enterprise knowledge management company with many fortune 1000 customers that he started in 2001. Additionally, Mr. Kazerani was the founder of HostPro, an industry-leading web hosting and application services provider that was acquired by Micron Electronics in August of 1999. Mr. Kazerani has extensive experience developing and designing technology solutions and operations for web hosting applications and data center build-outs.  Mr. Kazerani earned a B.A. degree in International Relations and Economics from Tufts University. Mr. Kazerani has not been appointed to any committee of Website Pros’ board of directors.

In connection with Mr. Stibel becoming President, David L. Brown will no longer serve as President, but will continue to serve as Chief Executive Officer.

Item 8.01 Other Events

                On October 1, 2007, Website Pros issued a press release, which is filed as Exhibit 99.1 hereto and incorporated by reference herein, announcing the completion of the transactions contemplated by the Merger Agreement.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release titled “Website Pros Completes Transaction with Web.com” dated October 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEBSITE PROS, INC.
(Registrant)

Date: October 2, 2007
/s/ Matthew P. McClure
Matthew P. McClure, Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release titled “Website Pros Completes Transaction with Web.com” dated October 1, 2007.